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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

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    / /  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
         14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /X/  Soliciting Material Pursuant to Section 240.14a-12

                      Donna Karan International Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                         Filed by Donna Karan International Inc.
                                                         Pursuant to Rule 14a-12
                                       under the Securities Exchange Act of 1934

                                Subject company:  Donna Karan International Inc.
                                                    Commission File No.  1-11805

Donna Karan International Inc., a Delaware corporation, has mailed the following letter to its stockholders together with its annual report:

                        DONNA KARAN INTERNATIONAL

TO OUR STOCKHOLDERS,

In 2000, Donna Karan International made important strides toward improving performance. We continued to improve profitability and made progress in our wholesale, licensing and retail divisions. We expect to see continued improvements in revenues and earnings as we implement our strategic initiatives.

The strength of Donna Karan International is our creative vision, our people and our brands: DONNA KARAN NEW YORK, DKNY, and DKNY JEANS. We have established a solid business strategy to build upon, and will continue to develop a system of products around each of our brands to address the complete lifestyle needs of our customers.

RECENT DEVELOPMENTS

On April 2, 2001, Donna Karan International announced that it had signed a definitive merger agreement with LVMH, Moet Hennessy Louis Vuitton. LVMH has proposed to acquire the Company for $10.75 per share in cash. This represents a 26% premium over the $8.50 price initially proposed and a 120% premium over Donna Karan International's closing stock price on December 15, 2000, the last day before LVMH submitted its original proposal. We anticipate the merger to close in the third quarter of 2001. The merger is subject to the approval of the stockholders of the Company and the satisfaction of other customary closing conditions including the receipt of required regulatory approvals.

Over the past few months, a special committee of the Company's board, consisting of outside directors, has reviewed the Company's strategic options. The board of directors has determined, based in part on the recommendation of the special committee, that the merger with LVMH is advisable and in the best interests of the Company. We feel strongly that the combination with LVMH will yield tremendous benefits for the Company. LVMH shares the Company's commitment to operational excellence and has a proven track record of managing luxury brands and fostering creativity. Joining LVMH's Fashion Group will broaden Donna Karan International's presence. Leveraging LVMH's valuable expertise in production and distribution, as well as its strength in finance, marketing and real estate, we believe will enable us to expand our free standing retail store network, product lines and geographic reach.

REVIEW OF 2000

Our performance this past year demonstrates that Donna Karan International has a balanced portfolio of businesses, which is giving us the ability to grow revenues and profits. As a result of the continued implementation of our strategic plan, we achieved improved earnings and significant worldwide global product sales growth.

The Company achieved worldwide global product sales in 2000 of $1.2 billion, including licensees' wholesale sales, a 16.1% increase from 1999. The Company's net revenues for 2000 were $662.7 million compared to $661.8 million in 1999. Gross margin increased to 32.9% of net revenues in 2000 compared to 31.9% in 1999. We also realized a continued improvement in income from operations, which increased to $24.9 million in 2000 compared to $14.7 million in 1999. Income before taxes increased to $22.4 million compared to $10.6 million in 1999. Net income increased to $19.2 million, or $0.87 per share on a fully diluted basis, compared to $10.0 million in 1999, or $0.46 per share, including, among other things, tax credits in both years.

                D O N N A  K A R A N  I N T E R N A T I O N A L

       5 5 0  S E V E N T H  A V E N U E  N E W  Y O R K  N Y  1 0 0 1 8

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LOOKING AHEAD

Today, we are a completely changed Company, a profitable one, with a bright future and a new outlook. We are a design-driven retail focused Company with strong brands that will continue to drive our business. We are excited about the prospect of joining LVMH's Fashion Group, which we expect will accelerate the growth of the DONNA KARAN NEW YORK and DKNY brands in both the U.S. and international markets, developing Donna Karan International to its fullest potential.


/s/ Donna Karan                                /s/ John D. Idol

Donna Karan                                    John D. Idol
Chairman of the Board                          Chief Executive Officer
and Chief Designer



Donna Karan International will file a proxy statement and other relevant documents concerning the proposed merger with LVMH with the SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the web site maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Donna Karan International free of charge by requesting them in writing from Donna Karan International Inc., 550 Seventh Avenue, New York, New York 10018, Attention: Corporate Secretary, or by telephone at (212) 789-1500.

Donna Karan International, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of Donna Karan International in connection with the merger. Information about the directors and executive officers of Donna Karan International and their ownership of Donna Karan International shares is set forth in the proxy statement for Donna Karan International's 2000 annual meeting of stockholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.